UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FISERV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 10, 2006

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Fiserv, Inc. (the “Company”), to be held at the Company’s corporate offices at 10:00 a.m. Central time on Wednesday, May 24, 2006, in the Company’s Education Center located on the second floor.

Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, management will present a current report on the activities of the Company. At the meeting, we will welcome your comments on or inquiries about the business of the Company that would be of interest to shareholders generally.

At your earliest convenience, please review the information on the business to come before the meeting.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by marking your vote on your proxy card, signing and dating it and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are registered directly with the Company’s transfer agent, then you can vote your shares by using the Internet or a toll free telephone number. Instructions for these convenient voting methods are set forth on your proxy card. Voting by proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Thank you for your prompt attention.

Sincerely,

Jeffery W. Yabuki
President and Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2006

To the Shareholders of Fiserv, Inc.:

The Annual Meeting of Shareholders of Fiserv, Inc. (the “Company”) will be held at the Company’s corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, May 24, 2006, at 10:00 a.m. Central time for the following purposes, which are set forth more completely in the accompanying Proxy Statement:

1.	To elect two Directors to serve for a three-year term expiring in 2009 and one Director to serve for a one-year term expiring in 2007, and in each case until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2006;

3.	To act on a shareholder proposal regarding the vote standard for director election, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 20, 2006, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

Charles W. Sprague

Secretary

April 10, 2006

Your vote is important. The Proxy Statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible. A return envelope is enclosed for your convenience if you vote by mail. Shareholders attending the meeting may withdraw their proxies at any time prior to the exercise thereof as further described herein.

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PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement is being mailed on or about April 10, 2006, to the holders of record as of March 20, 2006, of Common Stock (“Common Stock”) of Fiserv, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Company’s corporate offices, 255 Fiserv Drive, Brookfield, Wisconsin 53045, at 10:00 a.m. Central time, on May 24, 2006, and at any and all adjournments or postponements thereof. Any shareholder appointing a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary written notice thereof (Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045); (ii) appointing a new proxy; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person.

The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. Proxies also may be solicited by personal interview, telephone or electronic communication, in addition to the use of the mail, by Directors, officers and other employees of the Company, without additional compensation therefor. The Company has retained the services of Georgeson Shareholder Communications Inc. (“Georgeson”), a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson may solicit proxies by personal interview, mail, telephone and electronic communications. The Company estimates that it will pay Georgeson its customary fee, estimated to be approximately $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record to the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.

Proxies solicited hereby will be returned to the Board of Directors and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employees or Directors of the Company or any of its affiliates.

Purposes of Annual Meeting

The Annual Meeting has been called for the purposes of: (i) electing two Directors to serve for a three-year term expiring in 2009 and one Director to serve for a one-year term expiring in 2007; (ii) ratifying the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2006; (iii) acting on a shareholder proposal regarding the vote standard for director election, if properly presented at the Annual Meeting; and (iv) transacting such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The persons named as proxies in the enclosed proxy card have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy card, they intend to vote (i) FOR the election as Directors of the nominees noted herein; (ii) FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company; and (iii) AGAINST the shareholder proposal regarding the vote standard for director election. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a Director. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to vote in favor of the election of such nominee or nominees will be voted for such other person as the Board of Directors may recommend.

The Company has no knowledge of any other matters to be presented at the Annual Meeting. In the event other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons named in the proxy card will vote in accordance with their best judgment on such matters.

Voting Securities

The Board of Directors has fixed the close of business on March 20, 2006, as the record date (the “Voting Record Date”) for determining shareholders entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 177,924,634 shares of Common Stock outstanding and entitled to vote, and the Company had no other class of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. A quorum being present, the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2006, the shareholder proposal regarding the vote standard for director election (if properly presented at the Annual Meeting) and all other matters, other than the election of Directors, shall require the affirmative vote of a majority of the total votes cast in person or by proxy in order to be approved. Approval of the shareholder proposal would merely serve as a recommendation to the Board of Directors to take the necessary steps to implement such proposal. Directors will be elected by a plurality of votes cast at the Annual Meeting. See “Policy on Majority Withheld Votes” below for a description of Fiserv’s policy if a nominee for Director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes will be counted in determining whether a proposal has been approved. In the event there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Shareholders who own shares registered directly with the Company’s transfer agent can appoint a proxy (i) by marking their vote on their proxy card, signing and dating it and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States, (ii) by telephone by calling a toll free number in accordance with the instructions on their proxy card or (iii) by using the Internet in accordance with the instructions on their proxy card. Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet or by telephone should understand that there may be costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies, that the shareholders must bear.

An individual who has a beneficial interest in shares allocated to his or her account under the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”) is being sent this Proxy Statement and a proxy card to provide instructions to vote the shares of Common Stock allocated to his or her account. A participant may use the proxy card to give directions to the Trustee of the Plan as to how his or her allocated shares should be voted by completing, signing, dating and returning the proxy card. If the participant does not sign and return this card, or if the participant does not attend the meeting and vote by ballot, the Trustee of the Plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the Trustee, in the exercise of their fiduciary duties, may determine that they must vote the shares in some other manner.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information with respect to the beneficial ownership of Common Stock as of February 28, 2006 (except as otherwise noted below) by: (i) each Director and Director nominee of the Company; (ii) each of the executive officers of the Company appearing in the Summary Compensation Table on page 15; (iii) all Directors and executive officers as a group and (iv) each shareholder known to the Company to own beneficially more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the “Commission”), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

The following table sets forth information furnished to the Company as of February 28, 2006, with respect to the beneficial ownership of the Company’s Common Stock by each Director and nominee, certain named executive officers and by all Directors and executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class
Jeffery W. Yabuki	96,849	*
Leslie M. Muma (3)	1,544,617	*
Norman J. Balthasar	1,035,195	*
Kenneth R. Jensen	1,593,776	*
Thomas A. Neill	157,283	*
Charles W. Sprague	148,104	*
Donald F. Dillon	5,038,903	2.8%
Daniel P. Kearney	38,621	*
Gerald J. Levy	208,134	*
Glenn M. Renwick	17,191	*
Kim M. Robak	9,159	*
L. William Seidman	127,640	*
Thomas C. Wertheimer	10,623	*
All Directors and executive officers as a group (17 persons)	10,681,755	6.0%

*	Amount represents less than 1% of the total number of shares of Common Stock outstanding on February 28, 2006.
(1)	Includes shares of Common Stock held directly by the individuals as well as by members of such individuals’ immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Each person on the above table disclaims beneficial ownership of shares owned by his or her spouse, minor children or other relatives.
(2)	Includes stock options, which, as of February 28, 2006, were exercisable currently or within 60 days as follows: Mr. Yabuki – none; Mr. Muma –1,095,654; Mr. Balthasar – 743,018; Mr. Jensen – 1,202,388; Mr. Neill – 131,741; Mr. Sprague – 79,557; Mr. Dillon – 648,143; Mr. Kearney –

36,513; Mr. Levy – 94,278; Mr. Renwick – 14,083; Ms. Robak – 7,051; Mr. Seidman – 82,514; Mr. Wertheimer – 8,315 and all Directors and executive officers as a group – 4,542,400. Amounts also include restricted common stock which vest in various installments after grant as follows: Mr. Yabuki – 52,849; Mr. Muma – 19,244; Mr. Balthasar – 14,803; Mr. Jensen – 14,803; Mr. Neill – 16,733; Mr. Sprague – 14,739; Mr. Dillon – 1,686; Mr. Kearney – 1,686; Mr. Levy – 1,510; Mr. Renwick – 1,686; Ms. Robak – 1,686; Mr. Seidman – 1,686; Mr. Wertheimer – 1,686 and all Directors and executive officers as a group – 194,197.

(3)	Mr. Muma retired as President and Chief Executive Officer of the Company on December 1, 2005 and will retire as a Director at the 2006 Annual Meeting.

As of February 14, 2006, no shareholder is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock as disclosed in certain reports regarding ownership filed with the Commission, in accordance with Sections 13(d) and 13(g) of the Exchange Act.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Matter 1. Election of Directors

The following is a summary of certain information concerning the nominees for Director and continuing Directors of the Company. The Board of Directors has determined that the following nominees for Director and continuing Directors are independent as defined under Nasdaq Stock Market, Inc. (“Nasdaq”) rules: Daniel P. Kearney, Gerald J. Levy, Glenn M. Renwick, Kim M. Robak, L. William Seidman and Thomas C. Wertheimer. There are no family relationships among any of the Directors and/or executive officers of the Company. No person being nominated as a Director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

Nominees for three-year term expiring in 2009:

Daniel P. Kearney (age 66) has been a Director of the Company since 1999. Mr. Kearney is a Financial Consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the Office of Management and Budget for the U.S. federal government. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. Mr. Kearney has over 30 years of experience in the banking, insurance and legal industries. Mr. Kearney also serves as a Director of MGIC Investment Corporation (mortgage insurance), Milwaukee, Wisconsin and MBIA, Inc. (financial guarantor), Armonk, New York. Principal Occupation: Financial Consultant.

Jeffery W. Yabuki (age 46) has been President, Chief Executive Officer and a Director of the Company since December of 2005. Previously, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005; from 2001 to 2002, he served as Executive Vice President of H&R Block; and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. He also serves as a Director of PetSmart, Inc. (pet supplies and services), Phoenix, Arizona and MBIA, Inc. (financial guarantor), Armonk, New York. Principal Occupation: President and Chief Executive Officer of the Company.

Nominee for one-year term expiring in 2007:

L. William Seidman (age 84) has been a Director of the Company since 1992. Mr. Seidman was Chairman of the Federal Deposit Insurance Corporation from October 1985 to October 1991 and Chairman of the Resolution Trust Company from 1989 to October 1991. From 1982 to 1985, he was Dean of the College of Business at Arizona State University, Tempe, Arizona. From 1977 to 1982, he was Vice Chairman and Chief Financial Officer of Phelps Dodge Corporation. Mr. Seidman was President Gerald Ford’s Assistant for Economic Affairs from 1974 to 1977. From 1968 to 1974, he was managing partner of Seidman & Seidman, Certified Public Accountants. He served as Chairman in 1970 and Director of the Detroit Branch of the Federal Reserve Bank of Chicago from 1966 to 1970. He also was Special Assistant for Financial Affairs to Michigan Governor George Romney from 1963 to 1966. Mr. Seidman also serves as a Director of Clark, Inc. (insurance/benefits), North Barrington, Illinois; LML Payment, Inc. (financial services), Vancouver, British Columbia and Par Pharmaceutical Companies Inc. (generic drugs), Spring Valley, New York. Principal Occupation: Chief Commentator for CNBC-TV, Publisher of Bank Director magazine, and Industry Consultant.

The affirmative vote of a plurality of the votes cast is required for the election of Directors. See “Policy on Majority Withheld Votes” below for a description of Fiserv’s policy if a nominee for Director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted in favor of the above-described nominees.

The Board of Directors recommends that you vote FOR the election of the nominees for Director.

Policy on Majority Withheld Votes

The Fiserv Principles of Corporate Governance provide that in an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) will promptly tender his or her resignation. The Nominating and Corporate Governance Committee of the Board (the “Committee”) will then promptly consider the resignation submitted by a Director receiving a Majority Withheld Vote, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it, using various factors set forth in the Principles of Corporate Governance.

The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision, the Company will promptly publicly disclose in a Form 8-K filed with the Commission the Board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Any Director who tenders a resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The Principles of Corporate Governance also set forth a procedure for acting if a majority of the members of the Committee received Majority Withheld Votes at the same election. The full text of the Principles of Corporate Governance are set forth at www.fiserv.com.

Information With Respect to Continuing Directors

Continuing terms expiring in 2007:

Kenneth R. Jensen (age 62) has been Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary and a Director of the Company since it was established in 1984. On November 7, 2005, the Company announced that Mr. Jensen intends to retire from the Company in approximately nine months from the date of such announcement. He became Senior Executive Vice President of the Company in 1986. In 1983, Mr. Jensen was Chief Financial Officer of SunGard Data Systems, Inc., a computer services company. From 1968 to 1982, Mr. Jensen was a founder and Chief Financial Officer of Catallactics Corporation, a financial services company, and from 1974 to 1980, also was Chief Financial Officer of Market Research Corporation of America. Mr. Jensen has over 40 years of experience in the data processing industry. He also serves as a Director of Alliance Data Systems Corporation (credit card processing), Dallas, Texas. Principal Occupation: Senior Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company.

Kim M. Robak (age 50) has been a Director of the Company since September of 2003. Ms. Robak is a partner at Ruth, Mueller & Robak, LLC. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served the State of Nebraska as Lieutenant Governor from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. She also serves as Director of First Ameritas Life Insurance Corporation of New York (life insurance), Suffern, New York, the Union Bank & Trust Company (financial institution), Lincoln, Nebraska, and the Lincoln Partnership for Economic Development (economic development collaboration), Lincoln, Nebraska. Principal Occupation: Partner at Ruth, Mueller & Robak, LLC.

Thomas C. Wertheimer (age 65) has been a Director of the Company since May of 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of PwC’s key multinational and national clients including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer also served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. He also serves as Director of Vishay Intertechnology, Inc. (electronic components), Malvern, Pennsylvania. Mr. Wertheimer presently is consulting with the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. Principal Occupation: Financial Consultant.

Continuing terms expiring in 2008:

Donald F. Dillon (age 65) has been Chairman of the Board of Directors since July 2000. Mr. Dillon served as Vice Chairman of the Board of Directors from May 1995 to June 2000. In 1976, Mr. Dillon and an associate founded Information Technology, Inc. (“ITI”), a provider of banking software and services. ITI was acquired by the Company in May 1995, and Mr. Dillon has continued in his post as

Chairman of ITI. From 1966 to 1976, Mr. Dillon was with the National Bank of Commerce, Lincoln, Nebraska, and served as Senior Vice President – Information Management Division. Mr. Dillon has over 35 years of experience in the financial and data processing industries. He also serves as Chairman of the Board of Trustees and Executive Committee Member for Doane College in Crete, Nebraska, and is a member of the Board of Trustees for the University of Nebraska and a member of the University of Nebraska’s Directors Club. Principal Occupation: Chairman of the Board of Directors of the Company.

Gerald J. Levy (age 74) has been a Director of the Company since 1986. He is known nationally for his involvement in various financial industry organizations. Mr. Levy is a past Director and Chairman of the United States League of Savings Institutions, and served as Chairman of its Government Affairs Policy Committee. Since 1959, Mr. Levy has served Guaranty Bank, Milwaukee, Wisconsin, in various capacities, including as Chairman since 2002 and Chief Executive Officer from 1973 to 2002. He also serves as a Director of Guaranty Bank and Guaranty Financial M.H.C., the holding company of Guaranty Bank (financial institutions), both in Milwaukee, Wisconsin, and Republic Mortgage Insurance Company (mortgage insurance), Winston-Salem, North Carolina. Principal Occupation: Chairman of Guaranty Bank.

Glenn M. Renwick (age 50) has been a Director of the Company since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation, an insurance company. Prior to being named Chief Executive Officer in January 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s Consumer Marketing group, and before that he served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. He also serves as a Director of The Progressive Corporation (property and casualty insurance), Mayfield Village, Ohio. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

Leslie M. Muma retired as President and Chief Executive Officer of the Company on December 1, 2005. Mr. Muma will retire as a Director at the 2006 Annual Meeting.

Matter 2. Ratification of the Selection of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for 2006

Deloitte & Touche LLP has been selected by the Audit Committee as the Company’s independent registered public accounting firm for 2006. The Board of Directors recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit the financial statements of the Company and its subsidiaries for 2006. Deloitte & Touche LLP has served as the independent public accounting firm for the Company or its predecessor entities since 1986. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2006.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the meeting with an opportunity to make a statement, if so desired, and to answer appropriate questions.

For 2004 and 2005, fees for services provided by Deloitte & Touche LLP and related entities were as follows:

	2004	2005
Audit Fees(1)	$2,762,000	$2,104,000
Audit-Related Fees(2)	305,000	464,000
Tax Fees(3)	626,000	349,000
All Other Fees	0	0

Total	$3,693,000	$2,917,000

(1)	Audit of annual financial statements, review of financial statements included in Forms 10-Q and foreign statutory audits.
(2)	Employee benefit plan audits, service auditor reports and accounting consultations.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

The Audit Committee has concluded that Deloitte & Touche LLP’s provision of the audit and permitted non-audit services described above is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee pre-approved all such services. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved, which is accompanied by detailed back-up information regarding the specific services to be provided. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

Matter 3. Shareholder Proposal Regarding the Vote Standard for Director Election

The United Brotherhood of Carpenters Pension Fund, located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, which beneficially owns approximately 3,200 shares of the Company’s common stock, has submitted the proposal set forth below. Fiserv is not responsible for the proposal or the supporting statement, which are printed verbatim from the Fund’s submission. The Board of Directors recommends you vote AGAINST the proposal, and asks you to read Fiserv’s Statement in Opposition, which follows the proposal.

Director Election Majority Vote Standard Proposal From Carpenters Pension Fund

Resolved: That the shareholders of Fiserv, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Wisconsin. Wisconsin law provides that a company’s articles of incorporation may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (Chapter 180 Business Corporations, Subchapter VII Shareholders, Section 180.0728 Voting for directors; cumulative voting). The law provides that if the level of voting support necessary for the election of directors is not specified in the articles of incorporation, directors “are elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting at which a quorum is present.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Fiserv’s Statement in Opposition

The Board of Directors strongly urges you to vote AGAINST the proposal regarding majority voting for the election of directors.

Although Fiserv currently elects its directors by a plurality standard, Fiserv has adopted a policy that director nominees who do not receive the affirmative vote of the majority of votes cast at a shareholder meeting must tender their resignation. Fiserv’s policy, which is described in more detail below, is intended to present a meaningful alternative to the majority voting standard set forth in the proposal and provide an appropriate response to director nominees who fail to receive a majority of the votes cast.

Under the plurality standard, the nominees for director who receive the most affirmative votes by shareholders are elected to the Board of Directors. Fiserv understands that certain shareholders are concerned that under this plurality standard directors could be elected without receiving a majority of the votes cast at a shareholder meeting. Although this has not been an issue at Fiserv as no Fiserv director elected has received less than a majority of the votes cast at a shareholder meeting, Fiserv believes that adherence to sound corporate governance policies and practices is important in ensuring that Fiserv is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its shareholders.

Accordingly, in response to these concerns about the voting standard for directors, Fiserv’s Board of Directors amended Fiserv’s Principles of Corporate Governance, which can be reviewed on Fiserv’s website at www.fiserv.com, to adopt a formal governance principle with a policy that addresses nominees for director who receive less than a majority of the votes cast at a shareholder meeting. This policy, a complete copy of which is attached as Exhibit A to this proxy statement, specifically provides that:

•	Any director nominee who receives more “withheld” than “for” votes for his or her election in an uncontested election of directors must promptly tender a resignation to the Chairman of the Board.

•	The Nominating and Corporate Governance Committee of the Board of Directors, which consists solely of independent directors, will consider the resignation and make a recommendation to the Board of Directors whether to accept or reject the resignation based on factors set forth in the policy.

•	The Board of Directors will act on the Committee’s recommendation within 90 days after the shareholder meeting.

•	Following the Board of Directors’ decision, Fiserv will promptly disclose in a Form 8-K filed with the Securities and Exchange Commission the Board of Directors’ decision, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

•	Any director who tenders a resignation under this policy may not participate in the Committee’s recommendation or the Board of Directors’ consideration with respect to the resignation.

Fiserv believes that its adoption of this policy demonstrates Fiserv’s continuing commitment to good corporate governance and that this policy presents a meaningful alternative to the majority voting standard set forth in the proposal. Under Fiserv’s policy, director nominees face elections with real consequences. A director nominee who does not receive an affirmative vote of the majority of votes cast at a shareholder meeting must tender a resignation. The director nominee in question may not participate in the decision whether the resignation is accepted, which will be managed by independent directors through a recommendation by the Nominating and Corporate Governance Committee. The policy helps enhance accountability of the Board of Directors by requiring that the Board publicly disclose its decision and the reasons for that decision.

Fiserv further believes that the approach of its policy is in the best interests of Fiserv shareholders and that adoption of the majority voting standard set forth in the proposal would be inappropriate at this time, particularly in light of the fact that the proposal does not address the legal and practical issues of changing Fiserv’s voting procedures and policies. While plurality voting remains the typical standard for the election of directors of U.S. public companies and is the default method of electing directors under Wisconsin corporate law, a majority voting standard is currently being considered and evaluated by governmental authorities, scholars, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. Fiserv’s Board of Directors is monitoring, and will continue to monitor, these discussions and will take appropriate action to maintain its commitment to the highest standards of corporate governance.

Fiserv’s policy, on the other hand, provides flexibility to address these concerns. At the same time, Fiserv’s policy presents a meaningful alternative to a majority voting standard by giving shareholders the opportunity to express their dissatisfaction with a director nominee by voting “withhold” and for the Nominating and Corporate Governance Committee and the Board of Directors to act on this dissatisfaction, including by accepting the resignation of one or more directors.

The Board of Directors unanimously recommends that you vote AGAINST the proposal.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors held five regular meetings and ten special meetings during 2005. During 2005, each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors held during his or her tenure as a Director or committee member, except for Mr. Levy who attended 73% of such meetings. The Directors are expected to attend each annual meeting of shareholders of the Company. All of the persons that were Directors at the time of the 2005 annual meeting of shareholders attended that meeting, except for Mr. Levy.

The Board of Directors has standing Nominating and Corporate Governance, Compensation and Audit Committees. Each of these Committees has the responsibilities set forth in written charters adopted by the Board of Directors. The Company makes available on its website located at www.fiserv.com copies of each of these charters free of charge. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and evaluating potential nominees for a Directorship, and recommending qualified nominees to the Board for consideration by the shareholders. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance procedures of the Company. The members of the Nominating and Corporate Governance Committee are Ms. Robak (Chairperson) and Messrs. Kearney and Levy, each of whom is independent as defined by Nasdaq rules. The Nominating and Corporate Governance Committee held five meetings during 2005.

The Compensation Committee evaluates the performance of the Company’s executive officers, approves executive officer compensation and reviews management’s recommendations as to the compensation of other key personnel and makes recommendations to the Board of Directors regarding the types, methods and levels of Director compensation; administers the compensation plans for the officers, Directors and key employees and discharges certain other responsibilities of the Board of Directors when so instructed by the Board of Directors. The members of the Compensation Committee are Messrs. Renwick (Chairman), Levy and Wertheimer, each of whom is independent as defined by Nasdaq rules. The Compensation Committee held three meetings during 2005.

The Audit Committee’s primary purpose is to provide independent review and oversight of the Company’s financial reporting processes and financial statements, the system of internal controls that management has established, the audit process and results of operations of the Company and its financial condition. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, the Company’s internal audit function and the independent auditors. In connection with its responsibilities, the Audit Committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of the independent auditors. The members of the Audit Committee are Messrs. Seidman (Chairman), Kearney and Wertheimer, each of whom is independent as defined by Nasdaq rules and Commission rules. The Board of Directors has determined that Messrs. Seidman, Kearney and Wertheimer qualify as “audit committee financial experts,” as defined in the rules of the Commission. The Audit Committee held 12 meetings during 2005.

Nominations of Directors

The Nominating and Corporate Governance Committee recommends to the full Board of Directors the Director nominees to stand for election at the Company’s Annual Meetings of Shareholders and to fill vacancies occurring on the Board.

In making recommendations to the Company’s Board of Directors of nominees to serve as Directors, the Nominating and Corporate Governance Committee will examine each Director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include those set forth in the Company’s Governance Guidelines. However, the Board of Directors and the Nominating and Corporate Governance Committee believe the following minimum qualifications must be met by a Director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each Director must display the highest personal and professional ethics, integrity and values.

•	Each Director must have the ability to exercise sound business judgment.

•	Each Director must be highly accomplished in his or her respective field, with strong credentials and recognition and broad experience.

•	Each Director must have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each Director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

In addition, the Nominating and Corporate Governance Committee shall endeavor to have at least one director of the Corporation who is an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act, and the Corporation must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the Nasdaq rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as Directors in accordance with the foregoing and other criteria set forth in the Company’s Governance Guidelines and the Nominating and Corporate Governance Committee Charter. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Chairman of the Board and/or President of the Corporation and the Chairman of the Nominating and Corporate Governance Committee in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws also provide for shareholder nominations of candidates for election as Directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the By-laws) in writing to the Secretary of the Company.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual Directors, by submitting such communications in writing to the Company, 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer. Such communications will be delivered directly to the Company’s Board of Directors.

Compensation of Directors

Directors who are officers or employees of the Company receive no compensation for service as members of the Board of Directors of the Company or for service on committees of the Board of Directors. A Director who is not an officer or employee of the Company receives an annual fee of $35,000 for service on the Board of Directors of the Company, plus $2,000 for attendance at Board of Director meetings and $500 for attendance at telephonic Board of Director meetings. Additionally, the Chairman of the Board receives an annual fee of $20,000 and the Chairperson of the Compensation, Audit, and Nominating and Corporate Governance Committees each receive an annual fee of $5,000. For attendance at each committee meeting, each Chairperson receives $2,000 and other members receive $1,500.

Upon election to each new term, each outside Director is granted on an annual basis, non-qualified stock options to acquire, at an exercise price equal to the fair market value of a share of Common Stock on the date of grant, shares of Common Stock of the Company equivalent to $135,000 of face value (number of options multiplied by fair market value of a share of Common Stock at grant date). Annually, each outside director will be granted a total aggregate amount of restricted stock equivalent to $40,000 of face value (number of shares of restricted stock multiplied by fair market value of stock on date of grant). The options and restricted stock granted vest 20% per year, and the options expire 10 years from the date of the award.

Compensation of Executive Officers

The following table sets forth in summary form all compensation, as defined in regulations of the Commission, paid by the Company and its subsidiaries during each of the three years ended December 31, 2005, to the Company’s Chief Executive Officers and the next four highest paid executive officers whose total annual salary and bonus for 2005 exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long-Term Compensation		All Other Compensation (2)
Name and Principal Position	Year	Salary	Bonus(3)	Other Annual Compensation(4)	Restricted Stock Awards	Securities Underlying Options
Jeffery W. Yabuki (5)	2005	$70,000	$210,000	$240,000	$2,435,810	370,000	$0
President and Chief	2004	0	0	0	0	0	0
Executive Officer	2003	0	0	0	0	0	0

Leslie M. Muma (6)	2005	917,430	1,067,275	0	0	181,112	16,400
Retired President and	2004	865,500	740,600	0	0	144,662	14,000
Chief Executive Officer	2003	815,000	833,000	0	0	177,979	15,600

Norman J. Balthasar	2005	705,000	661,120	0	0	138,966	16,400
Senior Executive	2004	665,000	455,400	0	0	111,629	14,000
Vice President, Chief Operating Officer	2003	625,000	502,000	0	0	107,438	17,100

Kenneth R. Jensen	2005	690,000	645,950	0	0	138,966	16,400
Senior Executive	2004	650,000	444,800	0	0	111,629	14,000
Vice President, CFO and Treasurer	2003	610,000	500,600	0	0	136,688	15,600

Thomas A. Neill	2005	425,000	209,665	0	0	22,788	17,938
Group President,	2004	400,000	167,350	0	0	9,545	17,000
Credit Union & Industry Products	2003	370,000	218,700	0	0	25,069	17,100

Charles W. Sprague	2005	405,000	226,450	0	0	15,451	16,400
Executive Vice President,	2004	387,000	160,200	0	0	9,767	14,000
General Counsel, Chief Administrative Officer and Secretary	2003	368,000	176,250	0	0	12,734	15,600

(1)	Perquisites provided by the Company to the named executive officers, except Mr. Yabuki, did not exceed the lesser of $50,000 or 10% of each named executive officer’s total annual salary and bonus during the fiscal years indicated and, accordingly, are not included.
(2)	Amounts shown in this column represent the Company’s matching and discretionary contributions on behalf of the named executive under the Company’s 401(k) Plan.
(3)	Except for Mr. Yabuki whose bonus was paid pursuant to the terms of his Employment Agreement, bonus payments are typically paid in February or March for the previous year’s performance and represent the amount paid for cash incentive compensation and profit sharing.
(4)	Amounts shown in this column represent payments made in respect of Mr. Yabuki’s relocation and other expenses under his employment agreement.

(5)	Mr. Yabuki was appointed President and Chief Executive Officer of the Company effective December 1, 2005. His salary represents compensation for services performed in December 2005. On December 1, 2005, the Company granted Mr. Yabuki 52,849 shares of restricted stock that vest on December 1, 2008. On March 30, 2006, the Company amended the vesting provisions of Mr. Yabuki’s restricted stock award of 52,849 shares granted on December 1, 2005 to make the vesting of the award contingent on the attainment of a performance condition based on the Company’s earnings per share growth in addition to the previously established time-based vesting of December 1, 2008. The value of this award at December 31, 2005 was $2,286,776. For restricted stock, during the period of restriction, the holder has voting rights and is entitled to receive all distributions including dividends paid with respect to the stock.
(6)	Mr. Muma retired as President and Chief Executive Officer of the Company on December 1, 2005.

The following table sets forth certain information concerning individual grants of stock options to those individuals listed in the Summary Compensation Table during 2005.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(3)
Jeffery W. Yabuki (4)	370,000	20.7	46.09	12/01/2015	$6,086,328
Leslie M. Muma (5)	181,112	10.1	38.16	2/16/2015	1,340,229
Norman J. Balthasar	138,966	7.8	38.16	2/16/2015	1,477,209
Kenneth R. Jensen	138,966	7.8	38.16	2/16/2015	2,037,242
Thomas A. Neill	22,788	1.3	38.16	2/16/2015	311,240
Charles W. Sprague	15,451	0.9	38.16	2/16/2015	211,273

(1)	The Company’s Stock Option and Restricted Stock Plan provides for grants of Common Stock to employees and Directors. In general, the options are granted with an option price not less than the fair market value of the underlying shares on the date of grant, with 20% vesting on the date of grant and 20% each year thereafter and expiring 10 years from the date of the grant. Options are typically granted in February for the previous year’s performance.
(2)	Options to purchase 1,788,622 shares of Common Stock were granted to employees under the Company’s Stock Option and Restricted Stock Plan during 2005.
(3)	These values were calculated using the binomial option-pricing model. Any ultimate value will depend on the market value of the Common Stock at a future date. The risk free rate ranged from 2.4% to 4.5%; volatility 30.8% to 32.6%; forfeitures 0% to 3.4% and expected life 1.9 to 6.1 years for options granted.
(4)	Mr. Yabuki’s options were granted on December 1, 2005, his first day of employment. His options to purchase 225,000 shares vest ratably over a three-year period, and his options to purchase 145,000 shares vest ratably over a five-year period.
(5)	Mr. Muma retired as President and Chief Executive Officer of the Company on December 1, 2005.

The following table sets forth certain information concerning the exercise of stock options granted under the Company’s Stock Option and Restricted Stock Plan by each of the executive officers named in the Summary Compensation Table during 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

	Shares Acquired On Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffery W. Yabuki	0	$0	0	370,000	$0	$0
Leslie M. Muma (3)	649,265	20,652,038	934,827	334,091	11,792,123	2,061,747
Norman J. Balthasar	99,055	3,480,627	626,531	243,802	9,160,533	1,438,467
Kenneth R. Jensen	277,928	9,664,766	1,078,691	256,862	19,581,667	1,584,455
Thomas A. Neill	34,450	760,116	109,356	39,446	876,891	251,587
Charles W. Sprague	0	0	68,031	25,598	1,015,481	156,771

(1)	The value realized equals the difference between the option exercise price and the closing price of the Common Stock on the date of exercise, multiplied by the number of shares of Common Stock to which the exercise relates.
(2)	The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the Common stock underlying the stock options at December 31, 2005 and the exercise price of the options.
(3)	Mr. Muma retired as President and Chief Executive Officer of the Company on December 1, 2005.

Equity Compensation Stock Plan Information

The table below sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2005:

Plan Category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted- average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by the Company’s shareholders:
Stock Option and Restricted Stock Plan	10,113,924	$31.67	4,371,907
Employee Stock Purchase Plan	—	N/A	411,332	(1)
Equity compensation plans not approved by the Company’s shareholders	—	—	—

Total	10,113,924	$31.67	4,783,239

(1)	The number of shares remaining available for future issuance under the Employee Stock Purchase Plan is subject to an annual increase on the first day of each fiscal year equal to the lesser of (i) 600,000 shares, (ii) 1% of the shares of Fiserv common stock outstanding on such date or (iii) a lesser amount determined by the Fiserv Board of Directors.

Agreements with Executive Officers

On November 7, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Yabuki, pursuant to which the Company will employ Mr. Yabuki for an initial term ending on December 31, 2008, provided that the Employment Agreement will automatically renew for subsequent one year periods unless either party gives 90 days prior written notice. During the term of employment, Mr. Yabuki will serve as the President and Chief Executive Officer and a Director of the Company.

Under the Employment Agreement, Mr. Yabuki is entitled to (i) an annual salary of at least $840,000; (ii) participate in the Company’s executive incentive compensation plan commencing in 2006 with a target bonus of not less than 100% of his base salary; (iii) a pro rata bonus for the fourth quarter of 2005 equal to $210,000; (iv) receive grants of options, restricted stock and/or other equity and long-term awards under the Company’s long-term incentive compensation program commensurate with awards to the Company’s senior executive officers generally; (v) up to four weeks of vacation; and (vi) participate in the Company’s group medical, dental and vision plans and programs, group life and disability insurance plans, the Company’s 401(k) plan and other employee benefits plans and standard benefits as are generally made available to the Company’s senior executives including reimbursement of relocation expenses.

Under the Employment Agreement, the Company has the right to terminate Mr. Yabuki’s employment at any time. If Mr. Yabuki’s employment is terminated by the Company or the term of the Employment Agreement is not renewed by the Company other than for death, disability or cause (as defined in the Employment Agreement) or Mr. Yabuki terminates his employment for good reason (as defined in the Employment Agreement), Mr. Yabuki shall be entitled to (i) a lump sum payment equal to two times his base salary and target bonus, (ii) full vesting of all equity and long-term grants and awards and (iii) reimbursement by the Company for expenses incurred for payment of COBRA premiums for up to two years following the date of termination. In the event of a change in control of the Company (as defined in Mr. Yabuki’s KEESA (as defined below)), the Employment Agreement provides that if Mr. Yabuki’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or Mr. Yabuki terminates his employment for good reason (as defined in the Employment Agreement) and payments or benefits under the Employment Agreement or any other plan, arrangement or agreement with the Company are “excess parachute payments” for purposes of the Internal Revenue, then the Company will pay Mr. Yabuki the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment.

Pursuant to the Employment Agreement, on December 1, 2005, the Company granted Mr. Yabuki 145,000 stock options that will vest ratably over a five year period, 225,000 stock options that will vest ratably over a three year period and 52,849 shares of restricted stock that will vest on December 1, 2008. On March 30, 2006, the Company amended the vesting provisions of Mr. Yabuki’s restricted stock award to make the vesting of the award contingent on the attainment of a performance condition based on the Company’s earnings per share growth in addition to the previously established time-based vesting of December 1, 2008.

The Company has in effect key executive employment and severance agreements (“KEESAs”) with certain executive officers of the Company, including Messrs. Yabuki, Muma, Balthasar, Jensen, Neill and Sprague. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within three years after a change in control of the Company (as defined in the KEESAs), the executive officer’s employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs), (ii) termination by the executive officer for good reason (as defined in the KEESAs) or (iii) in the case of Messrs. Muma, Balthasar and Jensen only, termination by the executive officer following the six-month anniversary of the change of control. The benefits provided are (i) a cash termination payment of (a) two times the sum of the executive officer’s annual salary plus (b) his highest annual bonus during the three years before the change in control or, in the case of Mr. Yabuki, if Mr. Yabuki has not been employed by the Company for three or more years, the greater of his annual salary at the time of the change in control or the highest annual bonus during the two years before the change in control and (ii) continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage as in effect at the termination.

Each KEESA provides that if any portion of the benefits under the KEESA or any other agreement for the executive officer would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then the executive officer will have the option either to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code or to have the total payments reduced such that the executive officer will not be required to pay the excise tax, except that, under Mr. Yabuki’s KEESA, if Mr. Yabuki is terminated by the Company other than for death, disability or cause or Mr. Yabuki terminates for good reason, then Mr. Yabuki will be entitled to an excise tax gross-up payment pursuant to his Employment Agreement. Mr. Yabuki’s Employment Agreement and KEESA provide that if benefits provided under the two agreements are duplicative, then Mr. Yabuki will receive only the most favorable benefits under the Employment Agreement and the KEESA.

On November 7, 2005, the Company entered into a Retention Agreement (the “Retention Agreement”) with Mr. Muma in connection with his retirement as President and Chief Executive Officer of the Company. Pursuant to the Retention Agreement, the Company will employ Mr. Muma as a consultant to the President and Chief Executive Officer of the Company and the Company until June 30, 2006. Under the Retention Agreement, Mr. Muma will be entitled to (i) salary and bonus (pro rata for partial years) at current or equivalent formula rates; (ii) long-term incentive compensation on the same or equivalent basis as long-term incentive compensation has been made to date and (iii) participation in employee benefit, welfare, retirement and other fringe benefit plans in effect for senior executives of the Company generally. Under the Retention Agreement, the Company has the right to terminate Mr. Muma’s employment at any time. If the Company terminates Mr. Muma’s employment other than for death, disability or cause (as defined in the Retention Agreement) or if Mr. Muma terminates his employment in the event of a material breach by the Company of the Retention Agreement, then Mr. Muma will be entitled to receive as severance the amount of salary and bonus payable to Mr. Muma as if he were employed throughout the term of the Retention Agreement.

On November 7, 2005, the Company entered into a Retention Agreement (the “Retention Agreement”) with Mr. Balthasar in connection with his retirement as Senior Executive Vice President and Chief Operating Officer of the Company. Pursuant to the Retention Agreement, the Company will employ Mr. Balthasar as either Chief Operating Officer of the Company or as an advisor to the Chief Executive Officer of the Company until June 30, 2008. Under the Retention Agreement, Mr. Balthasar will be entitled to (i) salary and bonus (pro rata for partial years) at current or equivalent formula rates; (ii) long-term incentive compensation on the same or equivalent basis as long-term incentive compensation has been made to date or, if Mr. Balthasar no longer serves as Chief Operating Officer, a replacement long-term incentive plan recommended by the Chief Executive Officer of the Company and (iii) participation in employee benefit, welfare, retirement and other fringe benefit plans in effect for senior executives of the Company generally. Under the Retention Agreement, the Company has the right to terminate Mr. Balthasar’s employment at any time. If the Company terminates Mr. Balthasar’s employment other than for death, disability or cause (as defined in the Retention Agreement) or if Mr. Balthasar terminates his employment in the event of a material breach by the Company of the Retention Agreement or for good reason (as defined in the Retention Agreement), then Mr. Balthasar will be entitled to receive as severance the amount of salary and bonus payable to Mr. Balthasar as if he were employed throughout the term of the Retention Agreement.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors consists of three non-employee directors, each of whom is independent as defined under Nasdaq listing standards. Pursuant to its written charter, the Compensation Committee establishes the compensation for the Company’s President and Chief Executive Officer, Chief Operating Officer, Corporate Senior Executive Vice Presidents and Corporate Executive Vice Presidents (the “Executives”). The Compensation Committee establishes executive compensation policies, incentive compensation policies, employee benefit plans and bonus awards. In so doing, the Compensation Committee has developed and implemented compensation policies and programs that seek to enhance the long-term profitability of the Company, thereby contributing to the value of the shareholders’ investment in the Company.

Compensation Guidelines. The Compensation Committee considers the executive compensation package integral to the Company’s ability to grow and improve its business. The total program, assuming sustained Company performance above industry performance, will reward executives at highly competitive levels. However, the total program is also structured to significantly reduce rewards for performance below Company and shareholder expectations and industry performance. The Compensation Committee believes that this compensation structure will attract, retain and motivate the quality and profile of executives required to successfully perform in the Company’s highly competitive and evolving industry.

The total compensation for the Executives is a combination of base salary, annual incentive compensation and stock awards. The Compensation Committee has determined that a significant portion of total compensation for the Executives should be “at-risk,” dependent on and determined by performance-based components. The at-risk components of compensation are structured to reward results that benefit shareholders and are not earned unless specific, pre-established goals are met.

Base Salary and Total Compensation Levels. The Compensation Committee reviews appropriate industry and competitive labor markets for the Executives, making a comparison of each Executive’s base salary and total cash compensation with peer and market groups. The Compensation Committee seeks to keep base salary competitive and use incentive compensation to reward performance. The base salary plus the target annual incentive (total cash compensation) for the Company’s Executive Officers are targeted at the median compensation level of industry peers based on a compensation analysis prepared by an outside consulting firm.

Incentive Compensation Plan. For each of the Executives, a cash incentive compensation plan is established at the beginning of each fiscal year in connection with the establishment of the Company’s strategic plans and annual operating budgets. Each Executive’s plan establishes a range for incentive compensation and a number of performance objectives. The performance objectives generally include earnings per share growth, the financial performance of an Executive’s business unit and/or various other measurable financial and non-financial objectives.

Stock Option Awards. In addition to annual cash compensation, the Compensation Committee establishes criteria pursuant to which the Executives may also qualify for the award of options to acquire the Company’s Common Stock at a price equal to the market value of the Common Stock on the date of grant. Awards are based 75% on growth in earnings per share and 25% on revenue growth. If the revenue growth percentage exceeds that for earnings per share, the earnings per share growth percentage will replace the revenue growth percentage in determining awards. The minimum growth required to earn awards is 10% and the maximum annual award to any Executive is 1,012,500 shares.

Compensation of Chief Executive Officer. Compensation for the Chief Executive Officer aligns with the philosophy and practices discussed above for the other senior executive officers. At the beginning of each year, the Compensation Committee sets a series of maximum bonus amounts for the Chief Executive Officer dependent on the Company meeting specified earnings per share targets. For compensation paid in 2005, Mr. Muma’s performance goals were established based on strategic and financial measurements, including a target level of earnings per share and implementation of the Company’s acquisition and internal growth strategies. Of these factors, the Company’s target level of earnings per share carried a significantly greater weight than the aggregate weight assigned to the remaining factors. Mr. Muma’s incentive compensation paid in 2005 reflects favorable achievement of the established performance objectives, particularly earnings per share, the key determinant of Mr. Muma’s incentive compensation. The Compensation Committee awarded Mr. Muma stock options in accordance with the criteria described above for other senior executives.

The base salary and bonus paid and restricted stock and stock options awarded in 2005 to Mr. Yabuki were in accordance with the terms of the Employment Agreement he entered into with the Company in November 2005 discussed previously in “Agreements with Executive Officers.” The Compensation Committee engaged an independent compensation consultant to assist the Compensation Committee in determining the appropriate compensation package under Mr. Yabuki’s Employment Agreement. In establishing the terms of Mr. Yabuki’s Employment Agreement, the Compensation Committee took into account competitive compensation packages for recruited new chief executive officers at similar sized companies during the past two years as well as the value of compensation forgone by Mr. Yabuki with his prior employer as a result of becoming the Company’s Chief Executive Officer.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Compensation Committee that the Company should use its best efforts to cause any compensation paid to Executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the Company. In particular, the Company’s Stock Option and Restricted Stock Plan and Executive Incentive Compensation Plans were designed to permit awards made under the plans to qualify for the Section 162(m) exception for “performance-based compensation.”

Committee Members:	Glenn M. Renwick, Chairman
Gerald J. Levy
Thomas C. Wertheimer

Stock Price Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG

FISERV, INC., S&P 500 INDEX AND

NASDAQ COMPUTER AND DATA PROCESSING SERVICES INDEX

(Assumes initial investment of $100 and reinvestment of dividends.)

Assumes $100 invested on December 31, 2000, in each of Company Common Stock, S&P 500 Index and Nasdaq Computer and Data Processing Services Index and reinvestment of all dividends paid during the five-year period ended December 31, 2005.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the Company’s accounting and financial reporting processes and financial statements, the system of internal controls that management and the Board of Directors have established, the audit process and the results of operations of the Company and its financial condition. Each of the members of the Audit Committee is independent as defined by the rules of Nasdaq and the Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence. Consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and internal audit organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company for 2005. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for 2005, for filing with the Commission.

Committee Members:	L. William Seidman, Chairman
Daniel P. Kearney
Thomas C. Wertheimer

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons owning in excess of 10% of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Commission. Officers, Directors and 10% shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that, during the year ended December 31, 2005, all of its officers and Directors complied with Section 16(a) filing requirements.

Shareholder Proposals for the 2007 Annual Meeting

Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the Company’s 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received at the corporate offices of the Company, 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, no later than December 10, 2006.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2007 Annual Meeting must comply with the requirements set forth in the Company’s By-Laws. Among other things, a shareholder must give written notice to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2006 Annual Meeting. Therefore, since the Company anticipates mailing its proxy statement for the 2006 Annual Meeting on April 10, 2006, the Company must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2007 Annual Meeting no sooner than January 30, 2007, and no later than February 24, 2007.

If the notice is received after February 24, 2007, then the Company is not required to present such proposal at the 2007 Annual Meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a shareholder’s proposal submitted after February 24, 2007 at the 2007 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

The Annual Report of the Company for 2005 will be mailed to each shareholder on or about April 10, 2006. The Company’s Annual Report on Form 10-K for 2005, filed by the Company with the Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of Common Stock of the Company on the record date for the Annual Meeting. Requests and inquiries should be addressed to Charles W. Sprague.

Other Matters

Pursuant to the rules of the Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s Annual Report to shareholders and Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045; (262) 879-5000.

By Order of the Board of Directors

Charles W. Sprague, Secretary
Brookfield, Wisconsin
April 10, 2006

EXHIBIT A

Policy on Majority Withheld Votes

In an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.

The Nominating and Corporate Governance Committee (the “Committee”) will promptly consider the resignation submitted by a Director receiving a Majority Withheld Vote, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee, including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Corporation, and the Corporation’s Governance Guidelines.

The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision, the Corporation will promptly publicly disclose in a Form 8-K filed with the Securities and Exchange Commission the Board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Any Director who tenders a resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Committee received Majority Withheld Votes at the same election, then the independent Directors who are on the Board who did not receive Majority Withheld Votes or who were not standing for election will appoint a Board committee among themselves for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive Majority Withheld Votes or who were not standing for election.

This Principle of Corporate Governance will be summarized or included in each proxy statement relating to an election of Directors of the Corporation.

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

Fiserv, Inc. is located in the Brookfield Lakes Corporate Center. It is approximately 25 minutes from Milwaukee General Mitchell International Airport and 20 minutes from downtown Milwaukee.

From Chicago, go north on I-94 to Milwaukee. After entering Wisconsin, you will pass through Racine and Kenosha counties. Approaching Milwaukee County, watch for the I-894 bypass. This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Milwaukee’s Mitchell International Airport, take I-94 north to Milwaukee. As you approach Milwaukee, take I-894 (bypass). This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Moorland Road, go north approximately 3/4 mile (two stoplights) to Bluemound Road/Highway 18. Turn left (west) on Bluemound Road and continue approximately 1-1/2 miles (five stoplights), turning left at the stoplight into the entrance to Brookfield Lakes Corporate Center (you will see the Doubletree Hotel at this entrance).

Traveling from the west, exit I-94 at Bluemound Road/Highway 18. Go east on Bluemound Road approximately 1-1/2 miles (six stoplights), turning right at the stoplight into the entrance to Brookfield Lakes Corporate Center.

Once inside Brookfield Lakes, take Corporate Drive approximately 1/4 mile to Fiserv Drive and turn right. Fiserv Drive leads directly to the Fiserv headquarters.

255 Fiserv Drive

Brookfield, Wisconsin 53045

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456 C0123456789 12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the listed nominees.

1.	Election of two directors to serve for a three-year term expiring in 2009 and one Director to serve for a one-year term expiring in 2007.

	Nominees for a term expiring in 2009:			Nominee for a term expiring in 2007:

		For	Withhold		For	Withhold

	01 - D.P. Kearney	☐	☐	03 - L.W. Seidman	☐	☐

	02 - J.W. Yabuki	☐	☐

B	Issues
The Board of Directors recommends that you vote FOR Item 2 and AGAINST Item 3.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2006.	☐	☐	☐	3.	Shareholder proposal regarding the vote standard for director election.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

					Mark this box with an X if you plan to attend the Meeting.		☐
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE SIGN exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, date, sign and return this proxy card promptly.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■ 0 0 8 9 1 9 1	1 U P X	C O Y	+

001CD40001             00JVQB

Proxy - Fiserv, Inc.

This Proxy is solicited on behalf of the Board of Directors of Fiserv, Inc.

The undersigned hereby appoints JEFFERY W. YABUKI, DONALD F. DILLON, and CHARLES W. SPRAGUE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Fiserv, Inc. held of record by the undersigned on March 20, 2006, at the Annual Meeting of Shareholders to be held on May 24, 2006, or any adjournment thereof. This card also constitutes voting instructions for any shares held for the undersigned in the 401(k) Savings Plan of Fiserv, Inc. (the “Plan”).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of the indicated nominees as directors, (2) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2006 and (3) AGAINST the shareholder proposal regarding the vote standard for director election. For shares held under the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”), if no direction is given to the trustee by 4pm EST on May 22, 2006, the Plan’s trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors’ recommendation (or according to the Plan’s trustee). However, the Proxies can not vote your shares unless you sign and return this card.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 24, 2006.

THANK YOU FOR VOTING